Exhibit 10.3

SHORT-TERM DE FACTO TRANSFER

SPECTRUM LEASE AGREEMENT

This Short-Term De Facto Transfer Spectrum Lease Agreement (“Spectrum Lease Agreement”) is made and entered into as of this 13th day of February, 2007, to be effective March 1, 2007 by and between Champion Communication Services, Inc., whose primary address is 1610 Woodstead Court, Suite 330, The Woodlands, Texas 77380 (“Licensee”), and FleetTalk Partners, Ltd., whose primary address is 710 Country Club Road, Crystal Lake, IL 60014-5609 ___________________________________ (“Lessee”). Lessee and Licensee may be referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Licensee is the licensee under the Federal Communications Commission (“FCC”) licenses (“Licenses”) for the frequencies (“Frequencies”) listed on Schedule A; and

WHEREAS, pursuant to an Asset Purchase Agreement executed as of even date herewith by the Parties, Licensee has agreed to assign the Licenses to Lessee and Lessee has agreed to assume the Licenses from Licensee upon receipt of all requisite FCC approvals (“FCC Consent”); and

WHEREAS, Lessee wishes to lease the Frequencies from Licensee (“Lease”) pending FCC Consent in accordance with the terms and conditions herein and subject to prior FCC approval; and

WHEREAS, Licensee wishes to lease the Frequencies to Lessee pending FCC Consent in accordance with the terms and conditions herein and subject to prior FCC approval.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Recitals. The foregoing Recitals are true and correct and form a part of this Spectrum Lease Agreement.

2.             Definitions. The capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Asset Purchase Agreement.

3.             Effective Date; Term. This Spectrum Lease Agreement will take effect on the date hereof (“Effective Date”) and will expire on the earlier of (i) the Closing on the Asset Purchase Agreement; (ii) one hundred eighty (180) days from the Effective Date (“Initial Term”); provided, however, that this Spectrum Lease Agreement will be renewed automatically at the end of the Initial Term for an additional one hundred eighty (180)-day term (“Renewal Term”) if not already terminated pursuant to Section 15 below, and provided that the Renewal Term does not extend beyond the term of any of the. Licenses (hereinafter, the Initial Term and any Renewal Term, collectively, “Term”); or (iii) termination of this Spectrum Lease Agreement in accordance with Section 15 below.

4.	Lease Transfer Application: License Assignment Application.

(a)           Lease Transfer Application: The Parties will cooperate in filing the application required by the FCC seeking consent to the de facto transfer of authority to use the Frequencies (“Lease Transfer Application”) within five (5) business days of the Effective Date. Lessee shall be responsible for the cost of all filing fees required for the Lease Transfer Application.

(b)           License Assignment Application: The Parties will cooperate in filing the Assignment Application within five (5) business days of the Effective Date.

5.             Frequency Management. Upon FCC consent to the de facto transfer of authority from Licensee to Lessee to use the Frequencies (“FCC Lease Consent”), Lessee will have exclusive rights to use, deploy and operate the Frequencies during the Term. At its own expense, Lessee will be totally responsible for all operational, engineering, maintenance, repair and other services needed to deploy and maintain the Frequencies. Licensee, on the Effective Date, shall make available to Lessee all equipment and information needed to deploy the Frequencies. Notwithstanding anything to the contrary herein, the Purchased Assets shall not be conveyed by Licensee to Lessee until the Closing.

6.             Assumption of Liabilities. Neither Party is assuming or will be responsible for any of the other Party’s liabilities or obligations, including customer obligations, except as required by the FCC and this Spectrum Lease Agreement. Each Party will bear its own legal, accounting and brokerage expenses in connection with this Spectrum Lease Agreement.

7.             Compensation. As compensation for Lease rights, Lessee will pay Licensee the monthly Lease Fee of Twenty-six Thousand dollars ($26,000), due and payable on the first business day of each month (“Due Date”) with the first Lease Fee payment due on the first business day of the first full month following the Effective Date.

8.             Revenues and Expenses. During the Term, Lessee will pay all expenses and costs of the deployment and operation of the Frequencies, including, but not limited to, any and all federal, state and local taxes related to the equipment it uses to operate the Frequencies, any sales or other taxes associated with providing service on the Frequencies, site rental, maintenance, utilities, and all other recurring and nonrecurring costs and expenses. From the Effective Date until this Spectrum Lease Agreement is terminated, Licensee shall not be responsible for any expenses or costs incurred to operate the Frequencies. Lessee will be entitled to all revenue derived from the operation of the Frequencies during the Term.

9.             Regulatory Compliance. The Parties agree and covenant to comply with all applicable laws governing the Frequencies and the Licenses, including the Act and the Rules (the “Applicable Laws”), and specifically represent and agree to the following:

(a)           Licensee and Lessee are familiar with the Applicable Laws regarding a wireless service licensee’s responsibility relating to spectrum leasing, and agree to comply with all such Applicable Laws;

(b)           Neither Lessee nor Licensee will represent itself as the legal representative of the other before the FCC or any party, but will cooperate with each other with respect to FCC matters concerning the Licenses or the Frequencies;

(c)           The Parties recognize that the Lease does not constitute an assignment, sale or transfer of the Licenses;

(d)           Lessee has primary responsibility for complying and will comply at all times with the Applicable Laws (including the Rules set forth in 47 CFR §§ 19001 et seq.), and the Lease set forth in this Spectrum Lease Agreement may be revoked, cancelled, or terminated by Licensee or the FCC if Lessee fails to comply with any Applicable Law;

(e)           Lessee will interact with the FCC on matters regarding the Frequencies, and cause the preparation and submission to the FCC or any other relevant authority of all reports, filings or other documents requested from Lessee by the FCC or are otherwise required of a spectrum lessee;

(f)            Lessee will maintain on file all information relating to the Frequencies that must be maintained by Lessee under the Rules;

(g)           Lessee will be subject to the same license use and frequency operation restrictions and Applicable Laws under the Licenses as Licensee would be, including, but not limited to restrictions and Applicable Laws pertaining to operation, interference, end safety;

(h)           If any of the Licenses is revoked or cancelled, terminated, or otherwise ceases to be in effect, Lessee will have no continuing authority or right to use and will vacate the leased spectrum for such License(s) unless otherwise authorized by the FCC.

10.           Covenants. During the Term: (i) Licensee will not permit any liens, encumbrances, or short space agreements to attach to the Licenses or the Frequencies; (ii) Lessee shall not take or omit to take any action that would result in revocation, cancellation, or termination of any of the Licenses or in the imposition by the FCC of any condition on a License that would have a material adverse affect thereon; and (iii) neither Party will take any action contrary to those permitted, or fail to take any action which would jeopardize the rights of the other Party under this Spectrum Lease Agreement.

11.           Representations and Warranties of Licensee. Licensee hereby represents and warrants as follows: (i) this Spectrum Lease Agreement constitutes the valid and binding obligation of Licensee entered into freely and in accordance with Licensee’s business judgment and is enforceable in accordance with its terms; (ii) this Spectrum Lease Agreement has been duly authorized and approved by all required corporate action of Licensee; (iii) neither the execution nor the delivery of this Spectrum Lease Agreement, nor the completion of the transaction contemplated hereby, will conflict with or result in any violation of or constitute a default under any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Licensee is bound; (iv) Licensee is the lawful, beneficial and exclusive licensee of the Licenses; (v) neither the Licenses nor the Frequencies are subject to any agreement or understanding whatsoever with any third party; (vi) the Licenses are valid and in good standing with the FCC: and (vii) there is no pending or, to the best of Licensee’s knowledge, threatened action by the FCC or any other governmental agency or third party to suspend, revoke, terminate or challenge any of the Licenses. Each of Licensee’s representations and warranties will survive the termination of the Spectrum Lease Agreement for a period of two (2) years.

12.           Representations and Warranties of Lessee. Lessee hereby represents and warrants to Licensee as follows: (i) this Spectrum Lease Agreement constitutes the valid and binding obligation of Lessee entered into freely and in accordance with Lessee’s business judgment and enforceable in accordance with its terms; (ii) this Spectrum Lease Agreement has been duly authorized and approved by all required action of Lessee; (iii) neither the execution nor the delivery of this Spectrum Lease Agreement, nor the completion of the transaction contemplated hereby, will conflict with or result in any material violation of or constitute a material default under any term of the articles of incorporation or by-laws of Lessee or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Lessee is bound; and (iv) Lessee has the requisite financial resources to accomplish the obligations set forth in this Spectrum Lease Agreement. Each of Lessee’s representations and warranties will survive the termination of the Spectrum Lease Agreement for a period of two (2) years.

13.	Confidentiality and Non-Disclosure.

(a)           Confidentiality of the Terms of this Spectrum Lease Agreement. The terms of this Spectrum Lease Agreement that are not otherwise required to be disclosed to the FCC in support of the Lease Transfer Application or Assignment Application will be kept strictly confidential by the Parties and their agents, which confidentiality will survive the termination or expiration of this Spectrum Lease Agreement for a period of two (2) years. The Parties may make disclosures as required by law and to employees, ‘shareholders, agents, attorneys and accountants (collectively, “Agents”), provided, however, that the Parties will cause all Agents to honor the provisions of this Section 13. The Parties will submit a confidentiality request with the FCC in the event the FCC requests a copy of this Spectrum Lease Agreement or any, information regarding the terms thereof from either of the Parties.

(b)           Non-Disclosure Of Confidential Information. It is contemplated that, during the Term, the Parties may supply and/or disclose to each other information identified as Confidential by the disclosing Party (“Information”). The Information will, during the Term and for a period of two (2) years subsequent to the termination or expiration of the Spectrum Lease Agreement, be kept confidential by the Parties, and not be used by the receiving Party in any way detrimental to the disclosing Party. The receiving Party will be responsible for any improper use of the Information by it or any of its employees, representatives or agents. Each person to whom such Information is properly disclosed must be advised of its confidential nature and must agree to abide by the terms of this Section 13(b).

(i)     Exclusions. The Information will not include any information which becomes published or is in the public domain by other than an unauthorized disclosure by the Parties, their employees, representatives or agents.

(ii)    Remedy for Breach. As a violation by the receiving Party of the provisions of this Section 13(b) could cause irreparable injury to disclosing Party and there may be no adequate remedy at law for such violation, the disclosing Party will have the right, in addition to any other remedies available to it at law or in equity, to enjoin the receiving Party in a court of equity from further violating the provisions.

14.	Indemnification.

(a)           Indemnification by Licensee. Licensee shall defend, indemnify and hold Lessee, its officers and its directors (collectively, the “Indemnified Lessee Group”) harmless from and against all direct losses, liabilities, damages, costs or expenses (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Licensee with respect to the transaction contemplated hereby, including, without limitation: (a) the material breach of any representation, warranty or covenant made by Licensee herein or in accord herewith; (b) any claim brought against Lessee by customers, employees or agents of Licensee, or any other person or entity arising from dealings between Licensee and such entities or persons (that are not related to Licensee’s obligations under this Spectrum Lease Agreement) or otherwise relating to Licensee or Licensee’s business; or (c) any litigation, proceeding or governmental investigation commenced before the Effective Date arising out of the business of operating the Frequencies.

(b)           Indemnification by Lessee. Lessee shall defend, indemnify and hold Licensee, its officers and its directors (collectively, the “Indemnified Licensee Group”) harmless from and against all direct losses, liabilities, damage’s, costs or expenses (including reasonable attorney’s fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of any act or omission of Lessee with respect to the transaction contemplated hereby, including, without limitation: (a) the material breach of any representation, warranty or covenant made by Lessee herein or in accord herewith; (b) any claim brought against Licensee by customers, employees, or agents of Lessee, or any other person or entity, arising from dealings between Lessee and such entities or persons (that are not related to Licensee’s obligations under this Spectrum Lease Agreement) or otherwise relating to the use or operation of the Frequencies by Lessee; or (c) any litigation, proceeding or governmental investigation commenced on or after the Effective Date arising out of the business of operating the Frequencies.

(c)           Notice of Claims. A Party (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim against the Indemnified Party which might give rise to a claim by it against the Indemnifying Party based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice shall not affect the obligation of the Indemnifying Party to provide indemnification in accord with the provisions of this Section 14 unless, and only to the extent that, such Indemnifying Party is actually prejudiced thereby.

(d)           Right to Defend. In the event that any action, suit or proceeding is brought against any member of the Indemnified Lessee Group or the Indemnified Licensee Group with respect to which any Party may have liability under the indemnification provisions contained herein: (a) the Indemnifying Party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the Indemnified Party; (b) in connection with any such action, suit or proceeding, the Parties shall render to each other such assistance as reasonably may be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; and (c) an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between such Indemnified Party and any other party represented by such counsel.

(e)           Settlement. Neither Party shall make any settlement of any claim which might give rise to liability of the other Party under the indemnification provisions contained herein without the written consent of such other Party, which consent such other Party covenants shall not be unreasonably withheld.

15.	Termination.

(a)           This Spectrum Lease Agreement automatically will terminate upon the earlier of (i) release of a Final Order denying the Lease Transfer Application; (ii) termination of the Asset Purchase Agreement; (iii) the Closing; (iv) expiration of the Term; (v) release of a Final Order invalidating the Lease or otherwise requiring either Party or both Parties to terminate this Spectrum Lease Agreement; or (vi) the loss, expiration without renewal, revocation, termination or cancellation of all the Licenses.

(b)           This Spectrum Lease Agreement may be terminated by either Party upon material breach of the other Party after a thirty (30)-day period for cure by the breaching Party following written notice of the breach.

(c)           The Parties will notify the FCC of the termination of this Spectrum Lease Agreement with respect to any of the Frequencies within ten (10) calendar days following the termination.

(d)           If the Closing has not occurred forty-five (45) days prior to the scheduled termination of this Spectrum Lease Agreement pursuant to Section 15(a)(iii), then the Parties will cooperate to request continued lease or comparable operating authority from the FCC, consistent with the terms and conditions of this Spectrum Lease Agreement.

16.           Effect of Termination. Upon the termination of this Spectrum Lease Agreement, each Party will pay all of its own fees and expenses related to this Spectrum Lease Agreement and the transaction contemplated herein, and the Parties will have no further liability hereunder except by reason of any breach of this Spectrum Lease Agreement or of any representation, warranty or covenant contained herein occurring prior to the date of termination. Immediately upon termination of this Spectrum Lease Agreement, except termination under Section 15 (a)(ii) above, Lessee promptly will terminate all use of the Frequencies. Any termination of this Spectrum Lease Agreement, however effected, will not release either Party from any liability or other consequences arising from any breach or violation by that Party of the terms of this Spectrum Lease Agreement prior to the effective time of the termination.

17.           Miscellaneous. This Spectrum Lease Agreement is the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements. This Spectrum Lease Agreement may not be assigned to any third party or amended, and no provisions herein may be waived, without the prior written consent of both Parties. This Spectrum Lease Agreement may be executed in counterpart originals, in which case the effect shall be the same as if both Parties had executed the same document. Neither Party shall be liable to the other Party for any failure to perform hereunder due to a force majeure event. If any provision of this Spectrum Lease Agreement is determined invalid or illegal, such provision shall be fully severable, and the remainder of the Spectrum Lease Agreement shall remain in full force and effect. Any notice or communication must be in writing and given by depositing the same in the U.S. mail, addressed to the Party to be notified at the address first listed above, postage prepaid and registered or certified with return receipt requested or mailing the same via overnight delivery, or by delivering the same in person. The Parties agree that they shall not bind each other to any contract with third parties which might create liability in either Party for damages arising out of the transaction contemplated herein. This Spectrum Lease Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between the Parties, and neither Party shall have the right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. Nothing herein authorizes, or is intended to authorize, either Party to execute any document for or on behalf of the other Party. The rights and obligations under this Spectrum Lease Agreement shall survive any merger or sate of a Party and shall be binding upon the successors and permitted assigns of each Party. Time is of the essence in this Spectrum Lease Agreement.

18.	Applicable Law: Remedies.

(a)           This Spectrum Lease Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to conflicts of laws rules that might require application of laws of another jurisdiction. Any suit, action, or proceeding with respect to this Spectrum Lease Agreement shall be brought in the courts of Harris County in the State of Texas, or in the U.S. District Court for the Southern District (Harris Division) of Texas. The Parties hereby accept the exclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding brought hereunder.

(b)           All disputes under this Spectrum Lease Agreement, which cannot be resolved amicably, shall be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in Houston, Texas or in a location mutually agreed upon by the Parties. The Parties may agree on an arbitrator; otherwise, there will be a panel of three (3) arbitrators, one (1) named in writing by each Party within twenty (20) days after either Party serves a notice of arbitration on the other Party, and the third named in writing by the other two (2) arbitrators so appointed by the Parties, within ten (10) days after the two (2) arbitrators selected by the Parties are named. No person financially interested in this Spectrum Lease Agreement or in either Party may serve as an arbitrator. The costs of the arbitration imposed by the arbitrators and the fees of the arbitrator or arbitrators shall be assessed against the losing party to the arbitration. The decision of the arbitrator or arbitrators will be final, conclusive, ‘and binding on both Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(c)           Except as set forth in Section 18(b) herein with respect to arbitration of any disputes, each Party acknowledges and recognizes that a violation or threatened violation of the restrictions, agreements or covenants contained herein shall cause irreparable damage to the other Party, and that the other Party shall have no adequate remedy at law for such violation or threatened violation. Notwithstanding anything to the contrary contained herein, each Party agrees that the other Party shall be entitled, in addition to any other rights or remedies it might have, to obtain specific performance or injunctive relief in order to enforce this Spectrum Lease Agreement or prevent a breach or further breach of any specific provision hereof, without the necessity of proving actual damages. Such right to specific performance or injunction shall be in addition to the other Party’s right to bring an action for damages or to exercise any other right or remedy available to the other Party as a result of any breach hereunder. The other Party shall be entitled to costs and expenses, including reasonable attorneys’ fees incurred in enforcing its rights under this Spectrum Lease Agreement.

IN WITNESS WHEREOF, the Patties hereto have executed this Spectrum Lease Agreement as of the date first above written.

CHAMPION COMMUNICATION SERVICES, INC.	FLEETTALK PARTNERS, LTD.
By: /s/ Albert F. Richmond Title: Chairman Date: February 13, 2007	By: /s/ Robert McGowan Title: President Date: February 13, 2007

By: /s/ Pamela R. Cooper Title: Executive Vice President Date: February 13, 2007

SCHEDULE A

FREQUENCIES